Exhibit 10.11

Employment Agreement

This Employment Agreement (this “Agreement”), dated as of July 8, 2021, is made by and between Rapid Micro Biosystems, Inc., a Delaware corporation (together with any successor thereto, the “Company”), and John Wilson (“Executive”) (collectively referred to herein as the “Parties” or individually referred to as a “Party”), and will become effective, if at all, upon the date of the Company’s initial public offering of stock (“IPO”) pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Effective Date”).

RECITALS

A.	It is the desire of the Company to assure itself of the services of Executive as of the Effective Date and thereafter by entering into this Agreement, which shall supersede and replace any prior employment arrangement, including, but not limited to, the offer letter by and between the Company and Executive dated as of November 5, 2020 (the “Prior Agreement”).

B.	Executive and the Company mutually desire that Executive provide services to the Company on the terms herein provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties hereto agree as follows:

1.            Employment.

(a)           General. Effective on the Effective Date, the Company shall continue to employ Executive, and Executive shall remain in the employ of the Company, for the period and in the positions set forth in this Section 1, and subject to the other terms and conditions herein provided; provided, however, that this Agreement is expressly conditioned upon the IPO closing before December 31, 2021 and will be null and void if this condition is not satisfied.

(b)           At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law, and that Executive’s employment with the Company may be terminated by either Party at any time for any or no reason (subject to the notice requirements of Section 3(b)). This “at-will” nature of Executive’s employment shall remain unchanged during Executive’s tenure as an employee and may not be changed, except in an express writing signed by Executive and a duly authorized officer of the Company. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, award or compensation other than as provided in this Agreement or otherwise agreed to in writing by the Company or as provided by applicable law. The term of this Agreement (the “Term”) shall commence on the Effective Date and end on the date this Agreement is terminated under Section 3.

(c)           Positions and Duties. During the Term, Executive shall serve as Chief Operating Officer of the Company, with such responsibilities, duties and authority normally associated with such position and as may from time to time be reasonably assigned to Executive by the Chief Executive Officer of the Company. Executive shall devote substantially all of Executive’s working time and efforts to the business and affairs of the Company (which shall include service to its affiliates, if applicable) and shall not engage in outside business activities (including serving on outside boards or committees) without the consent of the Board of Directors of the Company or an authorized committee of the Board (in either case, the “Board”), provided that Executive shall be permitted to (i) manage Executive’s personal, financial and legal affairs, (ii) participate in trade associations, and (iii) serve on the board of directors of not-for-profit or tax-exempt charitable organizations, in each case, subject to compliance with this Agreement and provided that such activities do not materially interfere with Executive’s performance of Executive’s duties and responsibilities hereunder. Executive agrees to observe and comply with the rules and policies of the Company as adopted by the Company from time to time, in each case, as amended from time to time, and as delivered or made available to Executive (each, a “Policy”).

2.            Compensation and Related Matters.

(a)           Annual Base Salary. During the Term, Executive shall receive a base salary at a rate of $400,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company and shall be pro-rated for partial years of employment. Such annual base salary shall be reviewed (and may be increased) from time to time by the Board (such annual base salary, as it may be increased from time to time, the “Annual Base Salary”).

(b)           Annual Cash Bonus Opportunity. During the Term, Executive will be eligible to participate in an annual incentive program established by the Board. Executive’s annual incentive compensation under such incentive program (the “Annual Bonus”) shall be targeted at 50% of Executive’s Annual Base Salary (such target, as may be adjusted by the Board from time to time, the “Target Annual Bonus”). The Annual Bonus payable under the incentive program shall be based on the achievement of performance goals to be determined by the Board. The payment of any Annual Bonus pursuant to the incentive program shall be subject to Executive’s continued employment with the Company through the date of payment, except as otherwise provided in Section 4(b).

(c)            Benefits. During the Term, Executive shall be eligible to participate in employee benefit plans, programs and arrangements of the Company, subject to the terms and eligibility requirements thereof and as such plans, programs and arrangements may be amended or in effect from time to time. In no event shall Executive be eligible to participate in any severance plan or program of the Company, except as set forth in Section 4 of this Agreement.

(d)           Vacation. During the Term, Executive shall be entitled to paid personal leave in accordance with the Company’s Policies. Any vacation shall be taken at the reasonable and mutual convenience of the Company and Executive.

(e)           Business Expenses. During the Term, the Company shall reimburse Executive for all reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s expense reimbursement Policy.

(f)            Sign-On Bonus and Relocation Expenses. Executive acknowledges and agrees that (i) Executive received a sign-on bonus of $115,000, less applicable withholdings, and in 2021 (to the extent not paid prior to the Effective Date), Executive will be eligible to receive payment or reimbursement of up to $100,000 in actual relocation expenses incurred by Executive (the “Relocation Payments”) plus an additional gross-up payment in an amount sufficient to provide that after payment of federal and state taxes on the Relocation Payments, together with any taxes on such gross-up payment, Executive will retain an amount equal to the Relocation Payments (the Sign-On Bonus, Relocation Payments and related gross-up, the “Bonus and Relocation Payments”) and (ii) consistent with the terms of the Prior Agreement, (x) in the event Executive is terminated by the Company for Cause or Executive resigns other than for Good Reason, in either case, prior to Executive’s completion of one year of service to the Company, Executive will repay 100% of the gross amount of the Bonus and Relocation Payments, and (y) in the event Executive is terminated by the Company for Cause or Executive resigns other than for Good Reason, in either case, following Executive’s completion of one year of service to the Company but prior to Executive’s completion of two years of service to the Company, Executive will repay 50% of the gross amount of the Bonus and Relocation Payments.

3.            Termination.

Executive’s employment hereunder and the Term may be terminated by the Company or Executive, as applicable, without any breach of this Agreement under the following circumstances and the Term will end on the Date of Termination:

(a)           Circumstances.

(i)               Death. Executive’s employment hereunder shall terminate upon Executive’s death.

(ii)              Disability. If Executive has incurred a Disability, as defined below, the Company may terminate Executive’s employment.

(iii)            Termination for Cause. The Company may terminate Executive’s employment for Cause, as defined below.

(iv)            Termination without Cause. The Company may terminate Executive’s employment without Cause.

(v)             Resignation from the Company with Good Reason. Executive may resign Executive’s employment with the Company with Good Reason, as defined below.

(vi)            Resignation from the Company without Good Reason. Executive may resign Executive’s employment with the Company for any reason other than Good Reason or for no reason.

(b)           Notice of Termination. Any termination of Executive’s employment by the Company or by Executive under this Section 3 (other than termination pursuant to Section 3(a)(i)) shall be communicated by a written notice to the other Party hereto (i) indicating the specific termination provision in this Agreement relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, if applicable, and (iii) specifying a Date of Termination which, if submitted by Executive, shall be at least thirty (30) days following the date of such notice (a “Notice of Termination”); provided, however, that in the event that Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, change the Date of Termination to any date that occurs following the date of the Company’s receipt of such Notice of Termination and is prior to the date specified in such Notice of Termination, but the termination will still be considered a resignation by Executive, provided further that that if the Company selects a Date of Termination that is less than thirty (30) days after the date of the Notice of Termination, the Company will pay Executive in a lump sum at the same time that Executive receives the payment in Section 3(c)(i) the base salary Executive would have earned during the period commencing on the Date of Termination selected by the Company and ending thirty (30) days after the date of the Notice of Termination. A Notice of Termination submitted by the Company may provide for a Date of Termination on the date Executive receives the Notice of Termination, or any date thereafter elected by the Company. The failure by either Party to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Party hereunder or preclude the Party from asserting such fact or circumstance in enforcing the Party’s rights hereunder.

(c)           Company Obligations upon Termination. Upon termination of Executive’s employment pursuant to any of the circumstances listed in this Section 3, Executive (or Executive’s estate) shall be entitled to receive the sum of: (i) the portion of Executive’s Annual Base Salary earned through the Date of Termination, but not yet paid to Executive; (ii) any expense reimbursements owed to Executive pursuant to Section 2(e); and (iii) any amount accrued and arising from Executive’s participation in, or benefits accrued under any employee benefit plans, accrued and unused vacation, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the “Company Arrangements”). Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder. In the event that Executive’s employment is terminated by the Company for any reason, Executive’s sole and exclusive remedy shall be to receive the payments and benefits described in this Section 3(c) or Section 4, as applicable.

(d)           Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its subsidiaries.

4.            Severance Payments.

(a)           Termination for Cause, or Termination Upon Death, Disability or Resignation from the Company Without Good Reason. If Executive’s employment shall terminate as a result of Executive’s death pursuant to Section 3(a)(i) or Disability pursuant to Section 3(a)(ii), pursuant to Section 3(a)(iii) for Cause, or pursuant to Section 3(a)(vi) for Executive’s resignation from the Company without Good Reason, then Executive shall not be entitled to any severance payments or benefits, except as provided in Section 3(c).

(b)           Termination without Cause or Resignation from the Company with Good Reason. If Executive’s employment terminates without Cause pursuant to Section 3(a)(iv), or pursuant to Section 3(a)(v) due to Executive’s resignation with Good Reason, then except as otherwise provided under Section 4(c) and subject to Executive signing on or before the 21st day following Executive’s Separation from Service (as defined below), and not revoking, a release of claims substantially in the form attached as Exhibit A to this Agreement (the “Release”) and Executive’s continued compliance with Section 5, Executive shall receive, in addition to payments and benefits set forth in Section 3(c), the following:

(i)              an amount in cash equal to 0.75 times the Annual Base Salary, payable in the form of salary continuation in regular installments over the 9-month period following the date of Executive’s Separation from Service (the “Severance Period”) in accordance with the Company’s normal payroll practices;

(ii)             to the extent unpaid as of the Date of Termination, an amount in cash equal to any Annual Bonus earned by Executive for the Company’s fiscal year prior to the fiscal year in which the Date of Termination occurs, as determined by the Board in its discretion based upon actual performance achieved, which Annual Bonus, if any, shall be paid to Executive in the fiscal year in which the Date of Termination occurs when bonuses for such prior fiscal year are paid in the ordinary course to actively employed senior executives of the Company;

(iii)            an amount in cash equal to a prorated portion of any Annual Bonus for the year in which the Date of Termination occurs, as determined by the Board in its discretion based upon actual performance achieved, with such proration based on the portion of the year that Executive was employed by the Company prior to the Date of Termination, which Annual Bonus, if any, shall be paid to Executive when bonuses for the year in which the Date of Termination occurs are paid in the ordinary course to actively employed senior executives of the Company, but no later than December 31 of the year immediately following the year in which the Date of Termination occurs; and

(iv)            if Executive timely elects to receive continued medical, dental or vision coverage under one or more of the Company’s group medical, dental or vision plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then the Company shall directly pay, or reimburse Executive for, the COBRA premiums for Executive and Executive’s covered dependents under such plans, less the amount Executive would have had to pay to receive such coverage as an active employee based on the cost sharing levels in effect on the Date of Termination, during the period commencing on Executive’s Separation from Service and ending upon the earliest of (A) the last day of the Severance Period, (B) the date that Executive and/or Executive’s covered dependents become no longer eligible for COBRA and (C) the date Executive becomes eligible to receive medical, dental or vision coverage, as applicable, from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility) (the “COBRA Continuation Period”). Notwithstanding the foregoing, if the Company determines it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax, the Company shall in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s and Executive’s covered dependents’ group health coverage in effect on the Date of Termination (which amount shall be based on the premium for the first month of COBRA coverage), less the amount Executive would have had to pay to receive group health coverage as an active employee for Executive and his or her covered dependents based on the cost sharing levels in effect on the Date of Termination, which payments shall be made for the remainder of the COBRA Continuation Period.

(c)           Change in Control. In lieu of the payments and benefits set forth in Section 4(b), in the event Executive’s employment terminates without Cause pursuant to Section 3(a)(iv), or pursuant to Section 3(a)(v) due to Executive’s resignation with Good Reason, in either case, during the three (3) month period prior to the date of a Change in Control or on or within twelve (12) months following the date of a Change in Control, subject to Executive signing on or before the 21st day following Executive’s Separation from Service, and not revoking, the Release and Executive’s continued compliance with Section 5, Executive shall receive, in addition to the payments and benefits set forth in Section 3(c), the following:

(i)              an amount in cash equal to 1.0 times the Annual Base Salary, payable in a lump sum on the later of the First Payment Date or the Company’s first ordinary payroll date that occurs after the Change in Control, provided that if a Change in Control occurs after the Date of Termination, the amount payable under this Section 4(c)(i) shall be reduced by the gross amount of any severance payment installments previously made to Executive pursuant to Section 4(b)(i);

(ii)             the payments set forth in Section 4(b)(ii);

(iii)             the benefits set forth in Section 4(b)(iv), provided that for this purpose, the “Severance Period” will mean twelve (12) months;

(iv)            an amount in cash equal to 1.0 times the Target Annual Bonus, payable in a lump sum on the later of the First Payment Date or the Company’s first ordinary payroll date that occurs after the Change in Control; and

(v)             notwithstanding anything to the contrary in the governing award agreement or applicable equity plan, all unvested equity or equity-based awards held by Executive under any Company equity compensation plans that vest solely based on continued employment or service shall immediately become 100% vested and non-forfeitable (and if the Date of Termination precedes the Change in Control, all such unvested awards shall remain outstanding and eligible to vest in accordance with this Section 4(c)(v) if a Change Control occurs within three months after the Date of Termination, provided that in no event will any such award remain outstanding beyond the final expiration date of the award set forth in the documents governing such award), with any other equity or equity-based awards being governed by the terms of the applicable award agreement.

(d)           Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 5 through 9 will survive the termination of Executive’s employment and the termination of the Term.

5.            Restrictive Covenants. As a condition to the effectiveness of this Agreement, Executive will have executed and delivered to the Company no later than contemporaneously herewith the Employee Proprietary Information and Inventions Assignment Agreement attached as Exhibit B (the “Restrictive Covenant Agreement”). Executive agrees to abide by the terms of the Restrictive Covenant Agreement, which are hereby incorporated by reference into this Agreement. Executive acknowledges that the provisions of the Restrictive Covenant Agreement will survive the termination of Executive’s employment and the termination of the Term for the periods set forth in the Restrictive Covenant Agreement.

6.            Assignment and Successors.

The Company may assign its rights and obligations under this Agreement to any of its affiliates or to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personal and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements, to select and change a beneficiary or beneficiaries to receive compensation hereunder following Executive’s death by giving written notice thereof to the Company.

7.            Certain Definitions.

(a)           Cause. The Company shall have “Cause” to terminate Executive’s employment hereunder upon:

(i)              Gross negligence or willful misconduct by Executive in the performance of Executive’s duties under this Agreement;

(ii)             Executive’s conviction of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud;

(iii)            Executive’s material breach of a material provision of this Agreement that, to the extent capable of cure, has remained uncured for a period of thirty (30) days following written notice from the Company;

(iv)            Executive’s violation of any material provision of any agreement(s) between Executive and the Company relating to non-competition, nondisclosure and/or assignment of inventions, including without limitation, the Restrictive Covenant Agreement;

(v)             Executive’s breach of any Policy that materially harms the Company that, to the extent capable of cure, has remained uncured for a period of thirty (30) days following written notice from the Company;

(vi)            The Board’s reasonable, good faith determination that Executive has refused to carry out the reasonable and lawful instructions of the Board concerning duties or actions consistent with the Executive’s position with the Company and such event or omission results in demonstrable and material harm to the Company;

(vii)           Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s (or any of its affiliate’s) premises or while performing Executive’s duties and responsibilities under this Agreement; or

(viii)          Executive’s commission of any act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against the Company or any of its affiliates. For purposes of this Agreement, no act or failure to act shall be considered “willful” unless it is done or omitted to be done by Executive in bad faith and without Executive’s reasonable belief that Executive was acting in the best interests of the Company.

(b)           Change in Control. “Change in Control” shall have the meaning set forth in the Rapid Micro Biosystems, Inc. 2021 Incentive Award Plan, provided that the applicable transaction also constitutes a “change in control event” under Treasury Regulation Section 1.409A-3(i)(5).

(c)           Code. “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder.

(d)           Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; or (ii) if Executive’s employment is terminated pursuant to Section 3(a)(ii) – (vi) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 3(b), whichever is earlier.

(e)           Disability. “Disability” shall mean, at any time the Company or any of its affiliates sponsors a long-term disability plan for the Company’s employees, “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits, provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if Executive qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether Executive has a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan. At any time the Company does not sponsor a long-term disability plan for its employees, “Disability” shall mean Executive’s inability to perform, with or without reasonable accommodation, the essential functions of Executive’s positions hereunder for a total of three months during any six-month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative, with such agreement as to acceptability not to be unreasonably withheld or delayed. Any refusal by Executive to submit to a medical examination for the purpose of determining Disability shall be deemed to constitute conclusive evidence of Executive’s Disability.

(f)            Good Reason. For the sole purpose of determining Executive’s right to severance payments and benefits as described above, Executive’s resignation will be with “Good Reason”, unless Executive consents in writing to the applicable event: (i) a reduction in Executive’s Annual Base Salary, except for a reduction made as part of across-the-board reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company in a similar percentage amount, (ii) a material decrease in Executive’s duties, authority or areas of responsibility as are commensurate with Executive’s title or position with the Company, (iii) the relocation of Executive’s primary office to a location that results in an increase to Executive’s one-way commute of more than fifty (50) miles or (iv) the Company’s material breach of a material agreement between Executive and the Company. Notwithstanding the foregoing, no Good Reason will have occurred unless and until: (a) Executive has provided the Company, within ninety (90) days of Executive’s knowledge of the occurrence of the facts and circumstances underlying the Good Reason event, written notice stating with specificity the applicable facts and circumstances underlying such finding of Good Reason; (b) to the extent capable of cure, the Company has had an opportunity to cure the same within thirty (30) days after the receipt of such notice; (c) the Company shall have failed to so cure within such period; and (d) Executive resigns within 60 days following the end of such cure period.

8.            Parachute Payments.

(a)           Notwithstanding any other provisions of this Agreement or any Company equity plan or agreement, in the event that any payment or benefit by the Company or otherwise to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (all such payments and benefits, including the payments and benefits under Section 4 hereof, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (in the order provided in Section 8(b)) to the minimum extent necessary to avoid the imposition of the Excise Tax on the Total Payments, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of the Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b)           The Total Payments shall be reduced in the following order: (i) reduction on a pro rata basis of any cash severance payments that are exempt from Section 409A of the Code (“Section 409A”), (ii) reduction on a pro rata basis of any non-cash severance payments or benefits that are exempt from Section 409A, (iii) reduction on a pro rata basis of any other payments or benefits that are exempt from Section 409A, and (iv) reduction of any payments or benefits otherwise payable to Executive on a pro rata basis or such other manner that complies with Section 409A; provided, in case of clauses (ii), (iii) and (iv), that reduction of any payments attributable to the acceleration of vesting of Company equity awards shall be first applied to Company equity awards that would otherwise vest last in time.

(c)           All determinations regarding the application of this Section 8 shall be made by an independent (i.e., has not in the three years prior to the Change in Control provided any services to the Company or its affiliates) national accounting firm or consulting group with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax selected by the Company (the “Independent Advisors”). For purposes of determinations, no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, (i) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) or (ii) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by the Company.

(d)           In the event it is later determined that a greater reduction in the Total Payments should have been made to implement the objective and intent of this Section 8, the excess amount shall be returned promptly by Executive to the Company.

9.            Indemnification/Insurance. As of no later than the Effective Date, the Company and Executive shall enter into an indemnification agreement in substantially the form attached hereto as Exhibit C (the “Indemnification Agreement”).

10.         Miscellaneous Provisions.

(a)           Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the Commonwealth of Massachusetts without reference to the principles of conflicts of law of the Commonwealth of Massachusetts or any other jurisdiction that would result in the application of the laws of a jurisdiction other than the Commonwealth of Massachusetts, and where applicable, the laws of the United States.

(b)           Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(c)           Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:

(i)              If to the Company, to the Chief Executive Officer of the Company at the Company’s headquarters,

(ii)             If to Executive, to the last address that the Company has in its personnel records for Executive, or

(iii)            At any other address as any Party shall have specified by notice in writing to the other Party.

(d)           Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile or PDF shall be deemed effective for all purposes.

(e)           Entire Agreement. The terms of this Agreement, and the Restrictive Covenant Agreement, are intended by the Parties to be the final expression of their agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral, including without limitation, the Prior Agreement. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

(f)            Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of Company. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder will preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(g)           Construction. This Agreement shall be deemed drafted equally by both the Parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any Party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (i) the plural includes the singular and the singular includes the plural; (ii) “and” and “or” are each used both conjunctively and disjunctively; (iii) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (iv) “includes” and “including” are each “without limitation”; (v) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (vi) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

(h)           Arbitration. Any controversy, claim or dispute arising out of or relating to this Agreement, shall be settled solely and exclusively by a binding arbitration process administered by JAMS/Endispute in Boston, Massachusetts. Such arbitration shall be conducted in accordance with the then-existing JAMS/Endispute Rules of Practice and Procedure, with the following exceptions if in conflict: (i) one arbitrator who is a retired judge shall be chosen by JAMS/Endispute; (ii) each Party to the arbitration will pay one-half of the expenses and fees of the arbitrator, together with other expenses of the arbitration incurred or approved by the arbitrator; and (iii) arbitration may proceed in the absence of any Party if written notice (pursuant to the JAMS/Endispute rules and regulations) of the proceedings has been given to such Party. Each Party shall bear its own attorney’s fees and expenses; provided that the arbitrator may assess the prevailing Party’s fees and costs against the non-prevailing Party as part of the arbitrator’s award. The Parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this subsection shall be construed as precluding the bringing of an action for injunctive relief or specific performance as provided in this Agreement or the Restrictive Covenant Agreement. This dispute resolution process and any arbitration hereunder shall be confidential and neither any Party nor the neutral arbitrator shall disclose the existence, contents or results of such process without the prior written consent of all Parties, except where necessary or compelled in a court to enforce this arbitration provision or an award from such arbitration or otherwise in a legal proceeding. If JAMS/Endispute no longer exists or is otherwise unavailable, the Parties agree that the American Arbitration Association (“AAA”) shall administer the arbitration in accordance with its then-existing rules as modified by this subsection. In such event, all references herein to JAMS/Endispute shall mean AAA. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights by court action instead of arbitration.

(i)            Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the Term, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(j)            Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on the advice of counsel if any questions as to the amount or requirement of withholding shall arise.

(k)           Section 409A.

(i)              General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(ii)             Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefits described in Section 4 shall not be paid, or, in the case of installments, shall not commence payment, until the thirtieth (30th) day following Executive’s Separation from Service (the “First Payment Date”). Any installment payments that would have been made to Executive during the thirty (30) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the First Payment Date and the remaining payments shall be made as provided in this Agreement.

(iii)            Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(iv)            Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, (A) any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, (B) Executive shall submit Executive’s reimbursement request promptly following the date the expense is incurred, (C) the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and (D) Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(v)             Installments. Executive’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

11.         Executive Acknowledgement.

Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above written.

RAPID MICRO BIOSYSTEMS, INC.

By:	/s/ Robert Spignesi
Name: Robert Spignesi
Title: President and CEO

EXECUTIVE
/s/ John Wilson
John Wilson

[Signature Page to Employment Agreement]

EXHIBIT A

Separation Agreement and Release

EXHIBIT B

Restrictive Covenant Agreement

EXHIBIT C

Indemnification Agreement